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                     December 28, 2023

       Peter M. Hecht
       Chief Executive Officer
       Cyclerion Therapeutics, Inc.
       245 First Street, 18 Floor
       Cambridge , Massachusetts

                                                        Re: Cyclerion
Therapeutics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 22,
2023
                                                            File No. 001-38787

       Dear Peter M. Hecht:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences